Exhibit 99.1

Cogentix Medical Reports 104% Revenue Growth for the Quarter Ended December 31; Achieves Cash Operating Profit Milestone

Conference Call Today at 4:30 p.m. ET

MINNEAPOLIS, MN, March 3, 2015 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today announced financial results for the quarter and nine month fiscal year ended December 31, 2015.

Overview of Quarter Ended December 31, 2015

•	Revenue of $13.6 million increased 104% from the year ago period (107% on a constant currency basis) and 18% from the pro forma combined revenue of Uroplasty and Vision-Sciences in the same period last year (19% on a constant currency basis).

•	U.S. revenue from Urgent® PC increased 30%, and U.S. revenue from endoscopy technologies increased 26% from the pro forma revenue in the year ago period.

•	Gross margin was 64.0%, a decline from the pro forma combined gross margin of 67.3% in the year ago quarter, primarily due to product mix.

•	Operating costs (excluding amortization and merger related costs) of $8.8 million declined $1.3 million compared to pro forma non-GAAP operating costs in the year ago quarter.

•	Cash operating profit of $0.6 million, excluding all non-cash items and merger related costs, increased from the cash operating loss of $1.2 million in the year ago period.

“As we noted in our preliminary results release in February, our U.S. sales organization continued to execute in the most recent quarter," said Rob Kill, President and CEO. “We saw particular strength in our U.S. Urgent PC and endoscopy product lines, which had growth of 30% and 26%, respectively, in the quarter. Our team also continued to effectively manage our expenses, which when combined with our revenue growth, allowed Cogentix to achieve our first ever quarterly cash operating profit.”

Calendar Year 2016 Outlook

“In calendar year 2016, we expect to generate continued strong growth from our endoscopy product lines while Macroplastique revenue is expected to be approximately flat with 2015 levels,” continued Mr. Kill. “In addition, we expect the formal launch of a competitive PTNS technology from a large established medical device manufacturer later this month. As a result, we think it is possible this launch will cause some short term competitive disruption for Urgent PC. We believe the PTNS market will continue to grow, and after any initial competitive effects, we expect to compete effectively and grow our Urgent PC revenue. However, as this competitive launch is about to kick off, we feel that we should assess the competitive market dynamics post-launch before providing specific revenue guidance for 2016. Even with this competitive activity, we expect to generate a cash operating profit for the full year. This result would be a significant improvement over the calendar year 2015 pro forma cash operating loss of $3.7 million and the calendar year 2014 pro forma cash operating loss of $9.1 million.”

Financial Results for Quarter and Year Ended December 31, 2015

For the quarter ended December 31, 2015, total revenue of $13.6 million represented an increase of 104% as compared to $6.7 million in the prior year period. The growth is primarily attributable to the merger of Uroplasty and Vision-Sciences that was completed on March 31, 2015. In accordance with GAAP, the reported financials in the prior year’s quarter include only the results of Uroplasty, Inc. On a pro forma combined basis, revenue increased 18% over the prior year quarter. On a constant currency basis, overall pro forma combined revenue growth was 19% in the quarter. Global revenue from Urgent PC totaled $5.6 million, up 28% from the year ago period. Global revenue from endoscopy technologies totaled $6.0 million, up 22% from the pro forma revenue in the year ago period. Global Macroplastique revenue totaled $1.7 million, down 12% from the year ago period.

Gross margin for the quarter ended December 31, 2015 was 64.0%, down from the 67.3% gross margin in the year ago period on a pro forma non-GAAP basis. Operating expenses in the quarter, excluding $0.6 million of intangible amortization and $0.1 million of merger related costs, totaled $8.8 million.  This represents a decrease of $1.3 million from the comparable pro forma non-GAAP operating expense in the year ago period.

Cash operating profit was $0.6 million for the quarter ended December 31, 2015, excluding all non-cash items and merger related costs of $45,000. This is a significant improvement from the pro forma cash operating loss of $1.2 million in the year ago period. The GAAP loss per share was $0.04 in the quarter ended December 31, 2015, compared to a reported loss per share of $0.07 in the year ago period.

Results for the nine months ended December 31, 2015 represent a transition period beginning April 1, 2015. As previously announced, the Company’s Board of Directors approved a change in the Company’s fiscal year-end to December 31 to better align the Company’s financial reporting calendar with its customer base as well as industry peers. For the nine months ended December 31, 2015, total revenue grew 13% to $36.6 million on a pro forma basis, reflecting a 21% increase in global Urgent PC revenue to $15.4 million and a 16% increase in endoscopy technologies revenue to $14.9 million. Macroplastique revenue declined 7% to $5.6 million. Gross margin was 65.8% compared to 66.6% for the prior year period. Operating expenses totaled $27.2 million (exclusive of $1.9 million of intangible amortization and $1.0 million of merger related costs) for the nine months ended December 31, 2015, a decrease of $3.1 million from the comparable pro forma non-GAAP operating expense of $30.3 million in the prior year period. For the nine months ended December, 31, 2015 the cash operating loss was $1.5 million compared to a cash operating loss of $6.3 million in the prior year period.

The Company’s cash balance totaled $2.0 million as of December 31, 2015.There were no borrowings under the Company’s $7.0 million line of credit as of December 31, 2015.

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Rob Kill, President and Chief Executive Officer, and Darin Hammers, Chief Operating Officer, will host the event. Individuals wishing to participate in the conference call should dial 877-303-1595 with the conference ID number 46205276. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 46205276. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical
Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:
EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about the benefits of the merger; expected revenue growth rates; the anticipated timing of cash flow breakeven from operations and cash flow positive from operations; and our plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of our control; competitive market factors; the failure to realize synergies and cost-savings from the merger transaction or delay in realization thereof; the businesses of Uroplasty and Vision-Sciences may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption following completion of the transaction, including adverse effects on employee retention and on our business relationships with third parties; transaction and merger-related costs; actual or contingent liabilities; the adequacy of our capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015, as well as our subsequent quarterly reports on Form 10-Q and other information filed by us with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this presentation. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements. Our businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014

Net sales	$13,637,956	$6,666,905	$36,622,355	$19,506,164
Cost of goods sold	4,912,598	778,406	12,519,443	2,322,942

Gross profit	8,725,358	5,888,499	24,102,912	17,183,222

Operating expenses
General and administrative	1,701,895	2,283,333	5,530,909	5,148,998
Research and development	1,070,667	665,539	3,168,753	2,226,018
Selling and marketing	5,987,719	5,015,916	18,484,063	15,107,241
Merger related costs	45,000	-	950,469	-
Amortization of intangibles	634,191	7,584	1,902,573	24,136
	9,439,472	7,972,372	30,036,767	22,506,393

Operating loss	(714,114)	(2,083,873)	(5,933,855)	(5,323,171)

Other income (expense)
Interest income	455	1,761	-	6,606
Interest expense	(374,499)	(250)	(1,053,791)	(250)
Foreign currency exchange gain (loss)	9,803	(2,038)	-	(3,317)
	(364,241)	(527)	(1,053,791)	3,039

Loss before income taxes	(1,078,355)	(2,084,400)	(6,987,646)	(5,320,132)

Income tax expense	11,722	20,938	39,832	55,785

Net loss	$(1,090,077)	$(2,105,338)	$(7,027,478)	$(5,375,917)

Basic and diluted net loss per common share	$(0.04)	$(0.07)	$(0.28)	$(0.25)

Weighted average common shares outstanding:
Basic and diluted	25,377,728	15,741,440	25,057,327	15,755,950

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2015	March 31, 2015

Assets
Current assets:
Cash and cash equivalents	$1,976,594	$9,261,903
Accounts receivable, net	8,191,391	7,306,653
Inventories	4,584,844	4,825,984
Other	834,076	749,466
Total current assets	15,586,905	22,144,006

Property, plant, and equipment, net	2,554,822	1,813,343
Goodwill	18,749,888	18,749,888
Other intangible assets, net	11,846,009	13,748,582
Deferred tax assets and other	269,121	296,860
Total assets	$49,006,745	$56,752,679

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,209,473	$3,967,975
Income tax payable	20,866	25,998
Accrued liabilities:
Compensation	3,281,809	3,285,952
Other	949,497	2,450,058

Total current liabilities	6,461,645	9,729,983

Convertible debt – related party, net	23,336,854	22,529,497
Interest payable	757,615	523,743
Accrued pension liability	663,071	955,780
Deferred rent	671,088	-
Other	157,453	265,766

Total liabilities	32,047,726	34,004,769

Total shareholders’ equity	16,959,019	22,747,910

Total liabilities and shareholders’ equity	$49,006,745	$56,752,679

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(7,027,478)	$(5,375,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,569,636	207,011
Loss on disposal of equipment	4,859	161
Amortization of premium on marketable securities	-	311
Share-based compensation expense	978,952	1,077,928
Amortization of discount on related party debt	807,356	-
Long term incentive plan expense (benefit)	(78,188)	131,907
Tax expense	65,799	5,129
Deferred rent	636,615	23,556
Proceeds from restricted stock exchanged for taxes	(20,132)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,663,510)	220,002
Inventories	246,273	73,626
Other current assets	696,742	48,142
Accounts payable	(1,759,500)	295,113
Interest payable	233,873	-
Accrued compensation	(4,579)	212,259
Accrued liabilities, other	(1,666,431)	(59,459)
Accrued pension liability	(29,940)	(56,226)
Deferred revenue	154,684	-
Net cash used in operating activities	(5,854,969)	(3,196,457)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale instruments	-	3,450,000
Purchases of property, plant and equipment	(1,411,042)	(206,498)
Proceeds from sale of property, plant and equipment	-	3,104
Net cash (used in) provided by investing activities	(1,411,042)	3,246,606

Cash flows from financing activities:
Proceeds from exercise of stock options	-	67,850
Net cash provided by financing activities	-	67,850

Effect of exchange rates on cash and cash equivalents	(19,298)	(95,819)

Net (decrease) increase in cash and cash equivalents	(7,285,309)	22,180

Cash and cash equivalents at beginning of period	9,261,903	8,681,609

Cash and cash equivalents at end of period	$1,976,594	$8,703,789

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$39,832	$56,144
Cash paid during the period for interest	$30,213	-

Non-GAAP Financial Measures:

The tables set forth below titled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.  The row labeled “Former UPI Revenue” within such tables reflects the GAAP revenue of the Company for the quarter and nine months ended December 31, 2014.

The tables set forth below entitled “Pro forma Combined Statements of Operations (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  Such tables reconcile the Company’s net loss calculated in accordance with GAAP to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as merger-related costs.

The non-GAAP, pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP net loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
THIRD QUARTER ENDED December 31,

(dollars in thousands)
Market/Product	2015	2014	$ Change	% Change
Urology	$3,511	$2,746	$765	27.9%
Airway Management	1,068	1,107	(39)	(3.5%)
Industrial	1,411	1,067	344	32.2%
Former VSCI Revenue	5,990	4,920	1,070	21.7%

UPC	5,628	4,416	1,212	27.4%
MPQ	1,749	1,975	(229)	(11.6%)
Other	271	276	(5)	(1.8%)
Former UPI Revenue	7,648	6,667	978	14.7%

Combined Revenue	$13,638	$11,587	$2,051	17.7%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(NON-GAAP)
THIRD QUARTER ENDED December 31,

(dollars in thousands)	2015	2014	$ Change	% Change
Revenue	$13,638	$11,587	$2,048	17.7%
Gross profit	8,725	7,793	932	12.0%
	64.0%	67.3%

Operating costs	8,760	10,030	(1,270)	12.7%
Amortization of intangibles	634	8	626	n/	m
Merger-related costs	45	1,282	(1,237)	n/	m
Operating loss	(714)	(3,527)	2,813	79.8%

Non cash operating costs	1,232	1,021	211	20.7%
Merger-related costs	45	1,282	(1,237)	n/	m
Cash net income (loss), excluding merger-related costs	$563	$(1,224)	$1,787	146.0%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
NINE MONTHS ENDED December 31,

(dollars in thousands)
Market/Product	2015	2014	$ Change	% Change
Urology	$9,294	$7,015	$2,279	32.5%
Airway Management	2,721	3,167	(446)	(14.1%)
Industrial	2,840	2,600	240	9.2%
Former VSCI Revenue	14,855	12,782	2,073	16.2%

UPC	15,372	12,721	2,651	20.8%
MPQ	5,571	5,982	(411)	(6.9%)
Other	824	803	21	2.6%
Former UPI Revenue	21,767	19,506	2,261	11.6%

Combined Revenue	$36,622	$32,288	$4,334	13.4%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(NON-GAAP)
NINE MONTHS ENDED December 31,

(dollars in thousands)	2015	2014	$ Change	% Change
Revenue	$36,622	$32,288	$4,334	13.4%
Gross profit	24,103	21,493	2,610	12.1%
	65.8%	66.6%

Operating costs	27,183	30,274	(3,091)	(10.2%)
Amortization of intangibles	1,903	24	1,879	n/	m
Merger-related costs	950	1,282	(332)	n/	m
Operating loss	(5,933)	(10,087)	4,154	(41.2%)

Non cash operating costs	3,476	2,553	923	36.2%
Merger-related costs	950	1,282	(332)	n/	m
Cash net loss, excluding merger-related costs	$(1,507)	$(6,252)	$4,745	(75.9%)